AGREEMENT AND PLAN
                        OF REORGANIZATION


                              among


                        PSB BANCORP, INC.

                    PENNSYLVANIA SAVINGS BANK


                               and


                   FIRST BANK OF PHILADELPHIA


                         March 19, 1999
                            AGREEMENT

                        TABLE OF CONTENTS

                                                            Page

BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .  1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     ARTICLE I

THE MERGERS

Section 1.01  Definitions. . . . . . . . . . . . . . . . . . .  1

Section 1.02  The Merger . . . . . . . . . . . . . . . . . . .  6

                           ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF FBKP


Section 2.01  Organization . . . . . . . . . . . . . . . . . . 13

Section 2.02  Capitalization . . . . . . . . . . . . . . . . . 13

Section 2.03  Authority; No Violation. . . . . . . . . . . . . 14

Section 2.04  Consents . . . . . . . . . . . . . . . . . . . . 15

Section 2.05  Financial Statements . . . . . . . . . . . . . . 16

Section 2.06  Taxes. . . . . . . . . . . . . . . . . . . . . . 16

Section 2.07  No Material Adverse Effect . . . . . . . . . . . 17

Section 2.08  Contracts. . . . . . . . . . . . . . . . . . . . 17

Section 2.09  Ownership of Property; Insurance Coverage. . . . 18

Section 2.10  Legal Proceedings. . . . . . . . . . . . . . . . 19

Section 2.11  Compliance With Applicable Law . . . . . . . . . 20

Section 2.12  ERISA. . . . . . . . . . . . . . . . . . . . . . 20

Section 2.13  Brokers, Finders and Financial Advisors. . . . . 21

Section 2.14  Environmental Matters. . . . . . . . . . . . . . 22

Section 2.15  Allowance for Loan Losses. . . . . . . . . . . . 22

Section 2.16  Information to be Supplied . . . . . . . . . . . 22

Section 2.17  Securities Documents . . . . . . . . . . . . . . 22

Section 2.18  Related Party Transactions . . . . . . . . . . . 23
Section 2.19  Loans. . . . . . . . . . . . . . . . . . . . . . 23

Section 2.20  Accounting for the Merger; Reorganization. . . . 23

Section 2.21  Fairness Opinion . . . . . . . . . . . . . . . . 23

Section 2.22  Quality of Representations . . . . . . . . . . . 23

Section 2.23  Year 2000 Compliance . . . . . . . . . . . . . . 24

                           ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF PSB

Section 3.01  Organization . . . . . . . . . . . . . . . . . . 24

Section 3.02  Capital Structure. . . . . . . . . . . . . . . . 25

Section 3.03  Authority; No Violation. . . . . . . . . . . . . 25

Section 3.04  Consents . . . . . . . . . . . . . . . . . . . . 26

Section 3.05  Financial Statements . . . . . . . . . . . . . . 27

Section 3.06  Taxes. . . . . . . . . . . . . . . . . . . . . . 27

Section 3.07  No Material Adverse Effect . . . . . . . . . . . 28

Section 3.08  Ownership of Property; Insurance Coverage. . . . 28

Section 3.09  Legal Proceedings. . . . . . . . . . . . . . . . 28

Section 3.10  Compliance With Applicable Law . . . . . . . . . 29

Section 3.11  Information to be Supplied . . . . . . . . . . . 29

Section 3.12  ERISA. . . . . . . . . . . . . . . . . . . . . . 30

Section 3.13  Securities Documents . . . . . . . . . . . . . . 31

Section 3.14  Environmental Matters. . . . . . . . . . . . . . 31

Section 3.15  Allowance for Loan Losses. . . . . . . . . . . . 31

Section 3.16  Brokers and Finders. . . . . . . . . . . . . . . 31

Section 3.17  Loans. . . . . . . . . . . . . . . . . . . . . . 31

Section 3.18  Accounting for the Merger; Reorganization. . . . 32

Section 3.19  Quality of Representations . . . . . . . . . . . 32

Section 3.20  Year 2000 Compliance . . . . . . . . . . . . . . 32

                           ARTICLE IV
                    COVENANTS OF THE PARTIES

Section 4.01  Conduct of FBKP's Business . . . . . . . . . . . 32

Section 4.02  Access; Confidentiality. . . . . . . . . . . . . 35

Section 4.03  Regulatory Matters and Consents. . . . . . . . . 36

Section 4.04  Taking of Necessary Action . . . . . . . . . . . 37

Section 4.05  Indemnification; Insurance . . . . . . . . . . . 38

Section 4.06  No Other Bids and Related Matters. . . . . . . . 39

Section 4.07  Duty to Advise; Duty to Update Disclosure
     Schedule. . . . . . . . . . . . . . . . . . . . . . . . . 40

Section 4.08  Conduct of PSB's Business. . . . . . . . . . . . 40

Section 4.09  Current Information. . . . . . . . . . . . . . . 40

Section 4.10  Undertakings by PSB and FBKP . . . . . . . . . . 40

Section 4.11  Employee Benefits and Termination Benefits . . . 42

Section 4.12   Stock Exchange Listing. . . . . . . . . . . . . 43

Section 4.13   Affiliate Letters . . . . . . . . . . . . . . . 43

Section 4.14 . . . . . . . . . . . . . . . . . . . . . . . . . 43

                            ARTICLE V
                           CONDITIONS

Section 5.01  Conditions to FBKP's Obligations under this
     Agreement . . . . . . . . . . . . . . . . . . . . . . . . 43

Section 5.02  Conditions to PSB's Obligations under this
     Agreement . . . . . . . . . . . . . . . . . . . . . . . . 45

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination. . . . . . . . . . . . . . . . . . . 47

Section 6.02  Effect of Termination. . . . . . . . . . . . . . 48

                           ARTICLE VII
                          MISCELLANEOUS

Section 7.01  Expenses . . . . . . . . . . . . . . . . . . . . 48

Section 7.02  Non-Survival of Representations and
     Warranties. . . . . . . . . . . . . . . . . . . . . . . . 48

Section 7.03  Amendment, Extension and Waiver. . . . . . . . . 48

Section 7.04  Entire Agreement . . . . . . . . . . . . . . . . 49

Section 7.05  No Assignment. . . . . . . . . . . . . . . . . . 49

Section 7.06  Notices. . . . . . . . . . . . . . . . . . . . . 49

Section 7.07  Captions . . . . . . . . . . . . . . . . . . . . 51

Section 7.08  Counterparts . . . . . . . . . . . . . . . . . . 51

Section 7.09  Severability . . . . . . . . . . . . . . . . . . 51

Section 7.10  Governing Law. . . . . . . . . . . . . . . . . . 51


Exhibit 1      Articles and Plan of Merger
Exhibit 2      FBKP's Affiliate Agreement
Exhibit 3      Stock Option Agreement
Exhibit 4      Form of Opinion of PSB's Counsel
Exhibit 5      Matters to be Covered in Tax Opinion of
               Counsel to PSB
Exhibit 6      Form of Opinion of FBKP's Counsel
Exhibit 7      Amendment to PSB Articles of Incorporation

                            AGREEMENT

          THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 19, 1999, is made by and among PSB BANCORP, INC. ("PSB"), a Pennsylvania corporation and its wholly-owned subsidiary PENNSYLVANIA SAVINGS BANK (the "Bank"), each having its principal place of business in Philadelphia, Pennsylvania, and FIRST BANK OF PHILADELPHIA ("FBKP"), a Pennsylvania bank, having its principal place of business in Philadelphia, Pennsylvania.

                           BACKGROUND

          1. PSB and FBKP desire for the Bank to merge with and into FBKP, with FBKP surviving such merger and FBKP shareholders receiving PSB Common Stock in exchange for FBKP Common Stock in accordance with the applicable laws of the Commonwealth of Pennsylvania, and in accordance with the articles and plan of merger in the form attached hereto as Exhibit 1.

          2. PSB and FBKP desire that the merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling-of-interests under generally accepted accounting principles.

          3. As a condition and inducement to PSB's willingness to enter into this Agreement, (a) the directors and certain officers of FBKP are concurrently executing a Letter Agreement in the form attached hereto as Exhibit 2, and (b) FBKP is concurrently granting to PSB an option to acquire, under certain circumstances, FBKP Common Stock (the "PSB Option") pursuant to a Stock Option Agreement between PSB and FBKP in the form attached hereto as Exhibit 3.

          4. PSB and FBKP desire to provide the terms and conditions governing the transactions contemplated herein.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGERS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more
     <PAGE 1> intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

               Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" among PSB, the Bank and FBKP.

               Applicable Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(ii)(A).

               Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

               Articles of Merger means the articles of merger to be executed by the Bank and FBKP and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

               Banking Code means the Pennsylvania Banking Code of 1965, as amended.

               BCL means the Pennsylvania Business Corporation
     Law of 1988, as amended.

               BHCA means the Bank Holding Company Act of 1956, as amended.

               Closing Date means the earlier of (i) the day specified by PSB to FBKP upon five (5) days written notice, that follows the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing),
     (ii) thirty (30) days after the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) or (iii) such other date as PSB and FBKP may mutually agree.

               Dissenting Shares shall have the meaning set forth in Section 1.02(e)(ii)(E) hereof.

               DOJ means the United States Department of Justice.

               Effective Date means the date upon which the Articles of Merger shall be filed in the PDS, and shall be the same as the Closing Date. <PAGE 2>

               Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

               ERISA means the Employee Retirement Income
     Security Act of 1974, as amended.

               Exchange Act means the Securities Exchange Act of
     1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               FDIA means the Federal Deposit Insurance Act, as amended.

               FDIC means the Federal Deposit Insurance
     Corporation.

               FBKP Common Stock means the common stock of FBKP described in Section 2.02(a).

               FBKP Disclosure Schedule means a disclosure schedule delivered by FBKP to PSB pursuant to Article II of this Agreement.

               FBKP Financials means (i) the audited consolidated financial statements of FBKP as of December 31, 1998, including the notes, and (ii) the unaudited interim consolidated financial statements of FBKP as of each calendar quarter thereafter included in Securities Documents filed by FBKP.

               FBKP Options means options to purchase shares of FBKP Common Stock granted pursuant to the FBKP Stock Option
     Plan and the FBKP Standby Options.

               FBKP Standby Options means the options
certificates issued pursuant to the Standby Purchase Agreement dated December 15, 1994 and the Option Certificates issued thereunder.

  <PAGE 3>
               FBKP Regulatory Reports means the annual and quarterly reports of FBKP filed with the FRB since
     December 31, 1996 through the Closing Date.

               FBKP Stock Option Plan means the First Bank of
     Philadelphia 1998 Stock Option Plan.

               FBKP Subsidiaries means (i) any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FBKP, except any corporation the stock of which is held in the ordinary course of the lending activities of FBKP.

               FRB means the Board of Governors of the Federal
     Reserve System.

               GAAP means generally accepted accounting principles as in effect at the relevant date.

               IRC means the Internal Revenue Code of 1986, as amended.

               IRS means the Internal Revenue Service.

               Material Adverse Effect shall mean, with respect to PSB or FBKP, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include
     (a) any change in the value of the respective investment and loan portfolios of PSB or FBKP resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (c) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, and (e) any effect with respect to a party hereto caused, in whole or in part, by the other party.

               Merger means the merger of the Bank with and into FBKP, with FBKP surviving such merger, and the exchange of shares of FBKP Common Stock for shares of PSB Common Stock, contemplated by this Agreement.

               NASD means the National Association of Securities
     Dealers, Inc.

               PDOB means the Pennsylvania Department of Banking.
  <PAGE 4>
               PDS means the Department of State of the Commonwealth of Pennsylvania.

               Person means any individual, corporation, limited liability company, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

               Prospectus/Proxy Statement means the
     prospectus/proxy statement, together with any amendments and supplements thereto, to be transmitted to holders of FBKP
     Common Stock and PSB Common Stock in connection with the transactions contemplated by this Agreement.

               PSB Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

               PSB Disclosure Schedule means a disclosure schedule delivered by PSB to FBKP pursuant to Article III of this Agreement.

               PSB Financials means (i) the audited consolidated financial statements of PSB as of December 31, 1998 and for the three years ended December 31, 1998, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of PSB as of each calendar quarter thereafter included in Securities Documents filed by PSB.

               PSB Market Price means, as of any date, the average between the closing high bid and low asked prices of a share of PSB Common Stock on the Nasdaq National Market
     System (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source).

               PSB Market Value means the average of the PSB
     Market Prices for the twenty (20) consecutive trading days ending on the trading day three (3) trading days preceding the Closing Date.

               PSB Option means the option granted to PSB to acquire shares of FBKP Common Stock referenced in the recitals to this Agreement.

               PSB Regulatory Reports means the annual and quarterly reports of PSB and the Bank with the FRB and the FDIC since December 31, 1996 through the Closing Date.

               PSB Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PSB, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.
  <PAGE 5>
               Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the PSB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Agreement has the meanings given to that term in Sections 2.11 and 3.10 of this Agreement.

               Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the PDOB, or the respective staffs thereof.

               Rights means warrants, options, rights,
     convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.

               Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

               Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

               Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

               Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

          Section 1.02  The Merger.

               (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 1818 Market Street, Philadelphia, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the
<PAGE 6> Closing Date, FBKP, PSB and the Bank shall cause the
Articles of Merger to be duly executed and to be filed in the PDS.

               (b)  The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date, the Bank shall merge with and into FBKP in accordance with the provisions of the Banking Code and the BCL and the outstanding shares of FBKP Common Stock shall be converted into shares of PSB Common Stock as provided in Section 1.02(e). FBKP shall be the surviving corporation of the Merger and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. From and after the Effective Date, the Merger shall have the effects set forth in Section 1606 of the Banking Code.

               (c) Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of PSB, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of PSB, until thereafter altered, amended or repealed. On and after the Effective Date, the Articles of Incorporation and Bylaws of FBKP, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of the surviving bank, until altered, amended or repealed.

               (d)  Board of Directors and Officers of the Bank.

                    (i)  On the Effective Date, the Board of
Directors of FBKP shall resign and the existing Board of Directors of the Bank shall be elected the Board of Directors of FBKP.

                    (ii)  On the Effective Date the newly elected
Board of Directors of FBKP shall elect the following officers:

           Chairman                 - Vincent J. Fumo
           President                - Anthony DiSandro
           Vice President           - Carl A. Lingle
           Treasurer                - Gary Polimeno

and such other officers as such Board may determine.

               (e)  Conversion of Shares.

                    (i)  PSB Common Stock.

                         (A)  Each share of PSB Common Stock
     issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of PSB Common Stock. Shares of PSB Common Stock owned by FBKP (other than shares held in trust, managed, custodial or nominee accounts
     <PAGE 7> and the like, that in any such case are
     beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of PSB on the Effective Date.

                         (B)  Each share of PSB Common Stock
     issued and held in the treasury of PSB as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of PSB.

                    (ii)  FBKP Common Stock.

                         (A)   Subject to the provisions of
     subparagraphs (B), (C), (D) and (E) of this Section 1.02(e)(ii), each share of FBKP Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of FBKP Common Stock, if any, then owned by PSB or FBKP or any FBKP Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                              (i)  if the PSB Market Value is
          greater than or equal to $7.00 and less than or equal to $9.00, then that number of shares of fully paid and nonassessable shares of PSB Common Stock as shall equal $6.00 divided by the PSB Market Value;

                              (ii)  if the PSB Market Value is
          less than $7.00, then .857 shares of fully paid and nonassessable shares of PSB Common Stock, provided that if the PSB Market Value is less than $6.50 and FBKP exercises its rights under Section 6.01(c) hereof, PSB shall have the option to elect, by written notice to FBKP, within 3 business days of FBKP exercise, to have the Exchange Ratio be equal to that number (rounded to the nearest thousandth) of shares of fully paid and nonassessable shares of PSB Common Stock, equal to $6.00 divided by the PSB Market Value; or

                              (iii)  if the PSB Market Value is
          greater than $9.00, then .667 shares of fully paid and nonassessable shares of PSB Common Stock.

     The Exchange Ratio, as determined pursuant to any of Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
     1.02(e)(ii)(A)(iii), is hereinafter referred to as the "Applicable Exchange Ratio".

                         (B)  Each share of FBKP Common Stock
     (other than trust account shares or DPC shares) owned by PSB or a PSB Subsidiary on the Effective Date, if any, shall be cancelled. <PAGE 8>

                         (C)  Each share of FBKP Common Stock
     issued and held in the treasury of FBKP or owned by FBKP or any FBKP Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                         (D)  No fraction of a whole share of PSB
     Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FBKP Common Stock who would otherwise be entitled to receive a fraction of a share of PSB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the PSB Market Price determined as of the Effective Date.

                         (E)  Each outstanding share of FBKP
     Common Stock the holder of which has perfected his right to dissent under Section 1607 of the Banking Code and the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive shares of PSB Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL. FBKP shall give PSB prompt notice upon receipt by FBKP of any such written demands for payment of the fair value of such shares of FBKP Common Stock ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of FBKP Common Stock shall be converted into the right to receive PSB Common Stock in accordance with Section 1.02(e)(ii) of this Agreement. Any payments made in respect of Dissenting Shares shall be made by FBKP, as the surviving corporation of the Merger.

               (f)  Stock Options.

                    (i)  On the Effective Date, each FBKP Option
     which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of FBKP Common Stock and shall be converted automatically into an option to purchase shares of PSB Common Stock, and PSB shall assume each FBKP Option, in accordance with the terms of the FBKP Stock Option Plan, the FBKP Standby Options and the stock option agreements and certificates by which they are evidenced, except that from and after the Effective Date,
     (i) PSB and its Board of Directors or a duly authorized committee thereof shall be substituted for FBKP and FBKP's Board of Directors or duly authorized committee thereof administering such FBKP Stock Option Plan, (ii) each FBKP Option assumed by PSB may be exercised solely for shares of
     <PAGE 9> PSB Common Stock, (iii) the number of shares of PSB
     Common Stock subject to such FBKP Option shall be equal to the number of shares of FBKP Common Stock subject to such FBKP Option immediately prior to the Effective Date multiplied by the Applicable Exchange Ratio, provided that any fractional shares of PSB Common Stock resulting from such multiplication shall be rounded to the nearest share, and (iv) the per share exercise price under each such FBKP Option shall be adjusted by dividing the per share exercise price under each such FBKP Option by the Applicable Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (i v) of the preceding sentence, each FBKP Option which is an "incentive stock option" shall be adjusted as required by
     Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of
     Section 424(h) of the IRC. PSB and FBKP agree to take all necessary steps to effect the foregoing provisions of this
     Section 1.02(f).

                    (ii)  On the Effective Date, PSB shall
     deliver an assumption agreement expressly assuming the FBKP Standby Options in accordance with the terms of this
     Section 1.02(f)(i). As soon as practicable after the Effective Date, PSB shall deliver to each holder of the other FBKP Options an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such FBKP Options shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by
     Section 1.02(f)(i) hereof after giving effect to the Merger. Within 30 days after the Effective Date, PSB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PSB Common Stock subject to such options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

               (g)  Surrender and Exchange of FBKP Stock
Certificates.

                    (i)  Exchange of Certificates.  Each holder
     of shares of FBKP Common Stock who surrenders to PSB (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of PSB Common Stock into which such holder's shares of FBKP Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. <PAGE 10>

                    (ii) Rights Evidenced by Certificates. Each certificate for shares of PSB Common Stock issued in exchange for certificates for FBKP Common Stock pursuant to
     Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of FBKP Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of PSB Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with
     Section 1.02(e)(ii)(D) hereof. If certificates for shares of FBKP Common Stock are exchanged for PSB Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of PSB Common Stock, PSB will pay cash in an amount equal to dividends theretofore payable on such PSB Common Stock and pay or deliver any other distribution to which holders of shares of PSB Common Stock have theretofore become entitled. Upon surrender of certificates for shares of FBKP Common Stock in exchange for certificates for PSB Common Stock, PSB also shall pay any dividends to which such holder of FBKP Common Stock may be entitled as a result of the declaration of a dividend on the FBKP Common Stock by FBKP in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this
     Section 1.02(g) upon surrender of certificates for shares of FBKP Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of FBKP Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of FBKP Common Stock are surrendered by a FBKP shareholder to PSB for exchange, PSB shall have the right to withhold dividends or any other distributions on the shares of PSB Common Stock issuable to such shareholder.

                    (iii) Exchange Procedures. Each certificate for shares of FBKP Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of PSB Common Stock for which certificates will be issued pursuant to this
     Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of PSB Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered,
     <PAGE 11> the certificate so surrendered must be properly
     endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of PSB Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of FBKP Common Stock which are surrendered. As promptly as practicable after the Effective Date, PSB shall send or cause to be sent to each shareholder of record of FBKP Common Stock transmittal materials for use in exchanging certificates representing FBKP Common Stock for certificates representing PSB Common Stock into which the former have been converted in the Merger. Certificates representing shares of PSB Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of FBKP as soon as reasonably possible but in no event later than thirty (30) business days following the receipt of certificates representing former shares of FBKP Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

                    (iv)  Closing of Stock Transfer Books;
     Cancellation of FBKP Certificates. Upon the Effective Date, the stock transfer books for FBKP Common Stock will be closed and no further transfers of shares of FBKP Common Stock will thereafter be made or recognized. All certificates for shares of FBKP Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by PSB.

               (h) Anti-Dilution Provisions. If, PSB has, at any time after the date hereof and before the Effective Date,
(A) issued a dividend in shares of PSB Common Stock, (B) combined the outstanding shares of PSB Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of PSB Common Stock, or (D) reclassified the shares of PSB Common Stock, then the number of shares of PSB Common Stock to be delivered to FBKP shareholders who are entitled to receive shares of PSB Common Stock in exchange for shares of FBKP Common Stock shall be adjusted so that each FBKP shareholder shall be entitled to receive such number of shares of PSB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if PSB shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the Applicable Exchange Ratio shall be adjusted upward by 7%).
  <PAGE 12>
                           ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF FBKP

          FBKP hereby represents and warrants to PSB that, except as specifically set forth in the FBKP Disclosure Schedule delivered to PSB by FBKP on the date hereof:

          Section 2.01  Organization.

               (a) FBKP is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FBKP has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FBKP is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FBKP.

               (b) There are no FBKP Subsidiaries other than those identified in the FBKP Disclosure Schedule.

               (c) The deposits of FBKP are insured by the FDIC to the extent provided in the FDIA.

               (d) The respective minute books of FBKP and each FBKP Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

               (e) Prior to the date of this Agreement, FBKP has delivered to PSB true and correct copies of the articles of incorporation and bylaws of FBKP.

          Section 2.02  Capitalization.

               (a) The authorized capital stock of FBKP consists of (a) 3,500,000 shares of common stock, $0.25 par value ("FBKP Common Stock"), of which 1,676,875 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 500,000 shares of preferred stock, $2.00 par value, none of which are issued or outstanding.
Neither FBKP nor any FBKP Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FBKP Common Stock, FBKP preferred stock or any other security of FBKP or any securities representing the right to vote, purchase or otherwise receive any shares of FBKP Common Stock, FBKP preferred stock or any other security of FBKP, other than (i) shares issuable under the PSB
<PAGE 13> Option and (ii) 1,612,500 shares of FBKP Common Stock issuable under the FBKP Options.

               (b) FBKP owns all of the outstanding shares of capital stock of each FBKP Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

               (c) Except as set forth in the FBKP Disclosure Schedule, neither (i) FBKP, nor (ii) any FBKP Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of FBKP Subsidiaries, equity interests held by FBKP Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FBKP. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FBKP with respect to any other company's capital stock or the equity of any other person.

               (d) To the best of FBKP's knowledge, except as disclosed in FBKP's proxy statement dated June 18, 1998, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FBKP Common Stock.

          Section 2.03  Authority; No Violation.

               (a) FBKP has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by FBKP and the completion by FBKP of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FBKP and, except for approval by the shareholders of FBKP as required under the Banking Code, FBKP's articles of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of FBKP are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FBKP and, subject to approval of the shareholders of FBKP as required under the Banking Code, FBKP's articles of incorporation and bylaws and Nasdaq requirements applicable to it and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of FBKP, enforceable against FBKP in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by FBKP, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and
<PAGE 14> FBKP's and PSB's compliance with any conditions
contained therein, the completion of the transactions contemplated hereby, and (C) compliance by FBKP with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of FBKP or any FBKP Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBKP or any FBKP Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the FBKP Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FBKP or any FBKP Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FBKP or any FBKP Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FBKP.

          Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FBKP under the Banking Code, FBKP's articles of incorporation and bylaws and Nasdaq requirements applicable to it, and except as disclosed in the FBKP Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by FBKP, and (b) the completion by FBKP of the transactions contemplated hereby. As of the date hereof, FBKP has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FBKP's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.
  <PAGE 15>
          Section 2.05  Financial Statements.

               (a)  FBKP has made available to PSB the FBKP
Regulatory Reports. The FBKP Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of FBKP as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) FBKP has previously delivered to PSB the FBKP Financials. The FBKP Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations, changes in shareholders' equity and cash flows of FBKP as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein.

               (c) At the date of each balance sheet included in the FBKP Financials or the FBKP Regulatory Reports, FBKP did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FBKP Financials or FBKP Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

               (d) All amounts payable as of any date under the First Bank of Philadelphia Deferred Compensation Plan upon a
Change in Control (as defined therein) have been accrued as compensation expense on each income statement heretofore delivered to PSB.

          Section 2.06  Taxes.

               (a)  FBKP has duly filed, and will file, all
federal, state and local tax returns required to be filed by or with respect to FBKP and all FBKP Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due
<PAGE 16> from FBKP and any FBKP Subsidiary by any taxing
authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to FBKP or any FBKP Subsidiary.

          Section 2.07 No Material Adverse Effect. FBKP has not suffered any Material Adverse Effect since December 31, 1998.

          Section 2.08  Contracts.

               (a) Except as described in FBKP's proxy statement dated June 18, 1998 and Annual Reports on Form 10-K for the years ended December 31, 1996, 1997 and 1998, previously delivered to PSB, in the footnotes to the audited consolidated financial statements of FBKP as of December 31, 1998, and for the three years ended December 31, 1998, or in the FBKP Disclosure Schedule, neither FBKP nor any FBKP Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FBKP or any FBKP Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FBKP or any FBKP Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FBKP or any FBKP Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any FBKP Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FBKP or any FBKP Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PSB or any PSB Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any FBKP Subsidiary to engage in any type of banking or bank-related business permissible under law.

               (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a), described in the FBKP proxy statement dated June 18, 1998 or in a footnote to the FBKP Financials, have been provided to PSB on or before the date hereof, are listed on the FBKP Disclosure
<PAGE 17> Schedule and are in full force and effect on the date hereof and neither FBKP nor any FBKP Subsidiary (nor, to the knowledge of FBKP, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to FBKP. Except as set forth in the FBKP Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the FBKP Disclosure Schedule, none of the employees (including officers) of FBKP or any FBKP Subsidiary have written employment contracts which include the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the FBKP Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FBKP or any FBKP Subsidiary is a party or under which FBKP or any FBKP Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the FBKP Disclosure Schedule, no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FBKP or any FBKP Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC
Section 280G; or (z) requires FBKP or any FBKP Subsidiary to provide a benefit in the form of FBKP Common Stock or determined by reference to the value of FBKP Common Stock.

          Section 2.09  Ownership of Property; Insurance
Coverage.

               (a) Except as disclosed in the FBKP Disclosure Schedule, FBKP and the FBKP Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FBKP or any FBKP Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FBKP Regulatory Reports and in the FBKP Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. FBKP and the FBKP Subsidiaries, as lessee, have the right under valid and
<PAGE 18> subsisting leases of real and personal properties used by FBKP and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the FBKP Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the FBKP Financials.

               (b) With respect to all agreements pursuant to which FBKP or any FBKP Subsidiary has purchased securities subject to an agreement to resell, if any, FBKP or such FBKP Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c) FBKP and the FBKP Subsidiaries currently maintain insurance considered by FBKP to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither FBKP nor any FBKP Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FBKP under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FBKP has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

          Section 2.10 Legal Proceedings. Except as disclosed in the FBKP Disclosure Schedule, neither FBKP nor any FBKP Subsidiary is a party to any, and there are no pending or, to the best of FBKP's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FBKP or any FBKP Subsidiary, (ii) to which FBKP or any FBKP Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FBKP to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on FBKP.
  <PAGE 19>
          Section 2.11  Compliance With Applicable Law.

               (a) FBKP and FBKP Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on FBKP.

               (b) Except as disclosed in the FBKP Disclosure Schedule, neither FBKP nor any FBKP Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that FBKP or any FBKP Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FBKP or any FBKP Subsidiary;
(iii) requiring or threatening to require FBKP or any FBKP Subsidiary, or indicating that FBKP or any FBKP Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FBKP or any FBKP Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FBKP or any FBKP Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FBKP nor any FBKP Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to PSB.

          Section 2.12 ERISA. FBKP has previously delivered to PSB true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the FBKP Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FBKP or any FBKP Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC
<PAGE 20> Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither FBKP, any FBKP Subsidiary nor any pension plan maintained by FBKP or any FBKP Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to FBKP, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither FBKP nor any FBKP Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and
(ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FBKP or any FBKP Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to FBKP. FBKP and the FBKP Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither FBKP nor any FBKP Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the Internal Revenue Service or U.S. Department of Labor.

          Section 2.13 Brokers, Finders and Financial Advisors. Except for FBKP's engagement of Berwind Financial L.P. in connection with the transactions contemplated by this Agreement, neither FBKP nor any FBKP Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with
<PAGE 21> any transaction other than the Merger, or, except for its commitments disclosed in the FBKP Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the FBKP Financials. The FBKP Disclosure Schedule shall contain as an exhibit the engagement letter between FBKP and Berwind Financial L.P.

          Section 2.14 Environmental Matters. To the knowledge of FBKP, neither FBKP nor any FBKP Subsidiary, nor any properties owned or operated by FBKP or any FBKP Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to FBKP. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FBKP, threatened, relating to the liability of any property owned or operated by FBKP or any FBKP Subsidiary under any Environmental Law.

          Section 2.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the FBKP Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FBKP Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

          Section 2.16 Information to be Supplied. The information to be supplied by FBKP for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of PSB and FBKP and up to and including the date(s) of the meetings of shareholders of PSB and FBKP to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FBKP for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

          Section 2.17 Securities Documents. FBKP has made available to PSB copies of its (i) annual reports on SEC
Form 10-K for the years ended December 31, 1998, 1997 and 1996, and (ii) proxy materials used in connection with its meetings of shareholders held in 1998, 1997 and 1996. Such reports and such proxy materials complied, at the time filed with the FRB, in all
<PAGE 22> material respects, with the Exchange Act and all
applicable rules and regulations of the FRB.

          Section 2.18 Related Party Transactions. Except as disclosed (i) in the FBKP Disclosure Schedule, (ii) in the FBKP proxy statement dated June 18, 1998 or (iii) in the footnotes to the FBKP Financials, FBKP is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FBKP (except an FBKP Subsidiary); and all such transactions
(a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the FBKP Disclosure Schedule, no loan or credit accommodation to any Affiliate of FBKP is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. FBKP has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FBKP is inappropriate.

          Section 2.19 Loans. Each loan reflected as an asset in the FBKP Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FBKP.

          Section 2.20  Accounting for the Merger;
Reorganization. As of the date hereof, FBKP does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

          Section 2.21 Fairness Opinion. FBKP has received a written opinion from Berwind Financial L.P. to the effect that, as of the date hereof, the consideration to be received by shareholders of FBKP pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

          Section 2.22  Quality of Representations.  The
representations made by FBKP in this Agreement are true, correct and complete in all material respects, and do not omit statements
<PAGE 23> necessary to make them not misleading under all facts and circumstances.

          Section 2.23 Year 2000 Compliance. To the best of FBKP's knowledge, the advent of the year 2000 will not adversely effect the FBKP's operations or the performance of information technology used by FBKP. Without limiting the generality of the foregoing, (i) the hardware and software used by FBKP is designed to be used prior to, during, and after the calendar 2000 A.D. and such hardware and software will operate during each time period without error relating to date data which represents or references different centuries or more than one century, (ii) the hardware and software will not abnormally end or provide invalid or incorrect results as a result of date data, and (iii) the hardware and software used by FBKP will be designed to ensure year 2000 A.D. compatibility, including date data, century recognition, leap year, calculations which accommodate same century and multi-century formulae in date values, and date data interface values that reflect the century.

                           ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF PSB

          PSB hereby represents and warrants to FBKP that, except as set forth in the PSB Disclosure Schedule delivered by PSB to FBKP on or prior to the date hereof:

          Section 3.01  Organization.

               (a) PSB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PSB is a bank holding company duly registered under the BHCA. PSB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each PSB Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither PSB nor any PSB Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania except where the failure to be so qualified would not have a Material Adverse Effect on PSB.

               (b)  The Bank is a state savings bank, duly
organized and validly existing under the laws of the Commonwealth of Pennsylvania. The Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.
  <PAGE 24>
               (c) The deposits of the Bank are insured by the FDIC to the extent provided in the FDIA.

               (d) The respective minute books of PSB and the Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees).

               (e) Prior to the execution of this Agreement, PSB has delivered to FBKP true and correct copies of the articles of incorporation and the bylaws of PSB and the Bank, respectively, as in effect on the date hereof.

          Section 3.02  Capital Structure.

               (a) The authorized capital stock of PSB consists of (a) 10,000,000 shares of common stock, no par value ("PSB Common Stock"), of which, at the date of this Agreement, no shares were issued and held by PSB as treasury stock and 3,101,140 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 5,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. No shares of PSB Common Stock were issued in violation of any preemptive rights. PSB has no Rights authorized, issued or outstanding, other than options to acquire 92,242 shares of PSB Common Stock under PSB's stock option plan.

               (b) To the best of PSB's knowledge, except as disclosed in the PSB Disclosure Schedule, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange
Act) of 5% or more of the outstanding shares of PSB Common Stock.

               (c) PSB owns all of the capital stock of the Bank, free and clear of any lien or encumbrance. Except for the PSB Subsidiaries, PSB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of PSB Subsidiaries, equity interests held by PSB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of the Bank.

          Section 3.03  Authority; No Violation.

               (a) PSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Bank has full corporate power and authority to execute and deliver the plan of merger and to consummate the Merger. The execution and delivery of this Agreement by PSB and the completion by PSB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PSB and, except for approval of the shareholders of PSB under Nasdaq requirements applicable to it, no other corporate proceedings on the part of PSB are necessary
<PAGE 25> to complete the transactions contemplated hereby.  This
Agreement has been duly and validly executed and delivered by PSB and, subject to approval by the shareholders of PSB under Nasdaq requirements applicable to it and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of PSB, enforceable against PSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by PSB, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FBKP's and PSB's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by PSB with any of the terms or provisions hereof or of the plan of merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of PSB or any PSB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSB or any PSB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PSB or any PSB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which PSB or any PSB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PSB.

          Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the FRB, the DOJ, the SEC, the PDOB, the PDS, the NASD and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of PSB in accordance with Nasdaq requirements applicable to it, and the approval of the plan of merger by PSB as the sole shareholder of the Bank, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by PSB and (b) the completion by PSB of the transactions contemplated hereby. As of the date hereof, PSB has no reason to believe that (i) any required consents or
<PAGE 26> approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact PSB's or the Bank's ability to complete the transactions contemplated by this Agreement or that
(ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

          Section 3.05  Financial Statements.

               (a)  PSB has made, or will make, the PSB
Regulatory Reports available to FBKP for inspection. The PSB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of PSB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b)  PSB has previously delivered, or will
deliver, to FBKP the PSB Financials. The PSB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of PSB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

               (c) At the date of each balance sheet included in the PSB Financials or PSB Regulatory Reports, PSB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PSB Financials or PSB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

          Section 3.06 Taxes. PSB and the PSB Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). PSB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to PSB and all PSB Subsidiaries on or prior to the
<PAGE 27> Closing Date (all such returns being accurate and
correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from PSB and any PSB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          Section 3.07 No Material Adverse Effect. PSB has not suffered any Material Adverse Effect since December 31, 1998.

          Section 3.08  Ownership of Property; Insurance
Coverage.

               (a) PSB and the PSB Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by PSB or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PSB Regulatory Reports and in the PSB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the PSB Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PSB and the PSB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by PSB and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

               (b)  PSB and the PSB Subsidiaries currently
maintain insurance in amounts considered by PSB to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither PSB nor any PSB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

          Section 3.09 Legal Proceedings. Neither PSB nor any PSB Subsidiary is a party to any, and there are no pending or, to the best of PSB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against PSB or any PSB Subsidiary, (ii) to which PSB's or any PSB Subsidiary's assets are or may be subject, (iii) challenging the validity or
<PAGE 28> propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PSB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on PSB.

          Section 3.10  Compliance With Applicable Law.

               (a)  PSB and the PSB Subsidiaries hold all
licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on PSB.

               (b)  Neither PSB nor any PSB Subsidiary has
received any notification or communication from any Regulatory Authority (i) asserting that PSB or any PSB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PSB or any PSB Subsidiary;
(iii) requiring or threatening to require PSB or any PSB Subsidiary, or indicating that PSB or any PSB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of PSB or any PSB Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PSB or any PSB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither PSB nor any PSB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to FBKP.

          Section 3.11 Information to be Supplied. The information to be supplied by PSB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of PSB and FBKP and up to and including the date(s) of the meetings of shareholders of PSB and FBKP to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information
<PAGE 29> supplied, or to be supplied, by PSB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

          Section 3.12 ERISA. PSB has previously made available to FBKP true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA
Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the PSB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of PSB or any PSB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a),
(ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither PSB nor any PSB Subsidiary, and no pension plan maintained by PSB or any PSB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to PSB, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither PSB nor any PSB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six
(6) years have complied in all material respects with
(i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA
Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred
<PAGE 30> within the past six (6) years with respect to any
employee benefit plan maintained by PSB or any PSB Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to PSB. PSB and the PSB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

          Section 3.13 Securities Documents. PSB has made, or will make, available to FBKP copies of its annual reports on SEC Form 10-K for the years ended December 31, 1996, 1997 and 1998. Such reports complied, at the time filed with the FDIC, in all material respects, with the Exchange Act and the applicable rules and regulations of the FDIC and the SEC.

          Section 3.14 Environmental Matters. To the knowledge of PSB, neither PSB nor any PSB Subsidiary, nor any properties owned or operated by PSB or any PSB Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to PSB. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of PSB, threatened, relating to the liability of any property owned or operated by PSB or any PSB Subsidiary under any Environmental Law.

          Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the PSB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the PSB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

          Section 3.16 Brokers and Finders. Except for PSB's engagement of Hopper Soliday in connection with the transactions contemplated by this Agreement, neither PSB nor any PSB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

          Section 3.17 Loans. Each loan reflected as an asset in the PSB Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
<PAGE 31> (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on PSB.

          Section 3.18  Accounting for the Merger;
Reorganization. As of the date hereof, PSB does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

          Section 3.19  Quality of Representations.  The
representations made by PSB in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

          Section 3.20 Year 2000 Compliance. To the best of PSB's knowledge, the advent of the year 2000 will not adversely effect PSB's or the Bank's operations or the performance of information technology used by PSB or the Bank. Without limiting the generality of the foregoing, (i) the hardware and software used by PSB or the Bank is designed to be used prior to, during, and after the calendar 2000 A.D. and such hardware and software will operate during each time period without error relating to date data which represents or references different centuries or more than one century, (ii) the hardware and software will not abnormally end or provide invalid or incorrect results as a result of date data, and (iii) the hardware and software used by PSB or the Bank will be designed to ensure year 2000 A.D. compatibility, including date data, century recognition, leap year, calculations which accommodate same century and multi-century formulae in date values, and date data interface values that reflect the century."


                           ARTICLE IV
                    COVENANTS OF THE PARTIES

          Section 4.01  Conduct of FBKP's Business.

               (a)  From the date of this Agreement to the
Closing Date, FBKP and each FBKP Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of PSB. FBKP will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FBKP and FBKP Subsidiaries and others with whom
<PAGE 32> business relationships exist.  From the date hereof to the Closing Date, except as otherwise consented to or approved by PSB in writing or as permitted or required by this Agreement, FBKP will not, and FBKP will not permit any FBKP Subsidiary to:

                    (i)  amend or change any provision of its
     articles of incorporation or bylaws;

                    (ii)  change the number of authorized or
     issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FBKP may issue up to an aggregate of 1,612,500 shares of FBKP Common Stock upon the valid exercise of FBKP Options, and (B) FBKP may issue shares of FBKP Common Stock pursuant to the PSB Option.

                    (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FBKP or FBKP Subsidiaries in effect on the date hereof and provided to PSB prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of FBKP or any FBKP Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                    (iv)  merge or consolidate FBKP or any FBKP
     Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FBKP or any FBKP Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any FBKP Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FBKP Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                    (v)  Sell or otherwise dispose of any asset
     of FBKP or of any FBKP Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of FBKP or of any FBKP Subsidiary to a lien, pledge, security interest or other encumbrance (other than
     <PAGE 33> in connection with deposits, repurchase
     agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                    (vi)  take any action which would result in
     any of the representations and warranties of FBKP set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied, except in each case as may be required by applicable law;

                    (vii)  change any method, practice or
     principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FBKP;

                    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FBKP or any FBKP Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

                    (ix)  implement any pension, retirement,
     profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, except as required by law, materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

                    (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
     Poor's Corporation or Moody's Investor Services, Inc.;

                    (xi)  amend or otherwise modify the
     underwriting and other lending guidelines and policies of FBKP in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

                    (xii)  enter into, renew, extend or modify
     any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;
  <PAGE 34>
                    (xiii)  enter into any interest rate swap,
     floor or cap or similar commitment, agreement or arrangement;

                    (xiv)  except for the execution of this
     Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                    (xv) take any action that would preclude the Merger from qualifying (A) for pooling-of-interests accounting treatment under GAAP or (B) as a reorganization within the meaning of Section 368 of the IRC, provided, however, that nothing contained herein shall limit the ability of FBKP to comply with its obligations under the PSB Option; or

                    (xvi)  agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FBKP or any FBKP Subsidiary to do any of the following: (i) make any capital expenditure of $10,000 or more not disclosed on FBKP Disclosure
Schedule 4.01, without the prior written consent of PSB;
(ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance and sales of loans, or transactions in the investment securities portfolio by FBKP or a FBKP Subsidiary or repurchase agreements, in each case, in the ordinary course of business; or
(iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FBKP or any FBKP Subsidiary of more than $10,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

          Section 4.02  Access; Confidentiality.

               (a) From the date of this Agreement through the Closing Date, FBKP or PSB, as the case may be, shall afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of FBKP and PSB will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.
  <PAGE 35>
               (b)  FBKP and PSB each agree to conduct such
investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (c)  In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, FBKP shall permit employees of PSB reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of FBKP and the FBKP Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant PSB or any PSB employee any decision-making authority with respect to such matters. PSB shall have the right, however, at PSB's expense, to cause FBKP or any FBKP Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to PSB and FBKP, of the assets or property securing any loan made by FBKP or any FBKP Subsidiary, with a principal balance of $250,000 or more.

               (d) All information furnished to PSB by FBKP or by FBKP to PSB previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement executed between FBKP and PSB (the "Confidentiality Agreement").

          Section 4.03  Regulatory Matters and Consents.

               (a)  FBKP and PSB shall promptly prepare a
Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. PSB shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and FBKP and PSB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. PSB will advise FBKP, promptly after PSB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. PSB shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. PSB will provide FBKP with as many copies of such Registration Statement and all amendments
<PAGE 36> thereto promptly upon the filing thereof as FBKP may reasonably request.

               (b) PSB and FBKP will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

               (c) FBKP will furnish PSB with all information concerning FBKP and FBKP Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of PSB to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

               (d) PSB and FBKP shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

               (e) PSB will promptly furnish FBKP with copies of all Applications and other written communications to, or received by PSB or any PSB Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

          Section 4.04 Taking of Necessary Action. PSB and FBKP shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither FBKP nor any FBKP Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of PSB, and (B) requesting the delivery of
<PAGE 37> appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude PSB or FBKP or from exercising its rights under this Agreement or the PSB Option.

          Section 4.05  Indemnification; Insurance.

               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of FBKP or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FBKP, any of the FBKP Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the BCL and the Articles of Incorporation and Bylaws of FBKP. On and after the Effective Date, PSB shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FBKP or of any FBKP Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of PSB) of or in connection with any claim, action, suit, proceeding or investigation ("Indemnified Liabilities") based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FBKP or any FBKP Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FBKP or any FBKP Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FBKP or any FBKP Subsidiary may not be indemnified by PSB and/or the Bank if such indemnification is prohibited by applicable law.

               (b) PSB shall maintain FBKP's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including PSB's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date;
<PAGE 38> provided, however, that in no event shall PSB be
obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by FBKP for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PSB shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

               (c)  In the event that PSB or any of its
respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

          Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, FBKP shall not and FBKP shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction, (iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than PSB or an affiliate of PSB) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction. Notwithstanding the foregoing, (i) the Board of Directors of FBKP may respond to unsolicited inquiries relating to an Acquisition Transaction or (ii) the Board of Directors of FBKP may recommend or endorse an Acquisition Transaction, in each case, if it receives a written opinion of outside counsel that the failure to do so would constitute a breach of their fiduciary duty. FBKP will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than PSB with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 4.06. FBKP will notify PSB orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, FBKP. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than PSB or an affiliate of PSB: (i) a merger or consolidation, or any similar transaction, involving FBKP or an FBKP Subsidiary,
<PAGE 39> (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of FBKP or an FBKP Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of FBKP (other than as permitted by Section 4.01(a)(ii) hereof) or an FBKP Subsidiary.

          Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 5.01(c) or 5.02(c) hereof, as applicable.

          Section 4.08 Conduct of PSB's Business. From the date of this Agreement to the Closing Date, PSB will use its best efforts to (x) preserve its business organizations intact,
(y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of PSB and PSB Subsidiaries and others with whom business relationships exist.

          Section 4.09  Current Information.

               (a)  During the period from the date of this
Agreement to the Effective Date, the respective Presidents shall confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement, and within 25 days after the end of each month, FBKP and PSB will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

          Section 4.10  Undertakings by PSB and FBKP.

               (a) From and after the date of this Agreement, FBKP shall:

                    (i)  Phase I Environmental Audit.  Permit
     PSB, if PSB elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any
     <PAGE 40> physical location owned or occupied by FBKP or any
     FBKP Subsidiary on the date hereof;

                    (ii)  Timely Review.  If requested by PSB at
     PSB's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue its report on such financial statements as soon as is practicable thereafter; and

                    (iii)  List of Nonperforming Assets.  Provide
     PSB, within fifteen (15) days after each quarter a written list of nonperforming assets;

               (b) From and after the date of this Agreement, PSB and FBKP shall each:

                    (i)  Shareholders Meetings.  Take all action
     necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 4.06, the Board of Directors of FBKP and the Board of Directors of PSB will recommend that the shareholders of FBKP and PSB, respectively, approve this Agreement and the transactions contemplated hereby.

                    (ii)  Public Announcements.  Cooperate and
     cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to FBKP shareholders and FBKP's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

                    (iii)  Maintenance of Insurance.  Maintain,
     and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (iv)  Maintenance of Books and Records.
     Maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;
  <PAGE 41>
                    (v)  Delivery of Securities Documents.
     Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

                    (vi)  Taxes.  File all federal, state, and
     local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

          Section 4.11  Employee Benefits and Termination
Benefits.

               (a)  Employee Benefits.  On and after the
Effective Date, the employee pension and welfare benefit plans of PSB and FBKP (as well as any other plan of FBKP providing for benefits not subject to ERISA) may, at PSB's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, except as set forth below. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

                    (i)  PSB Employee Stock Ownership Plan
     ("ESOP"). Employees of FBKP and FBKP Subsidiaries who become employees of PSB or a PSB Subsidiary shall become entitled to participate in the PSB ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan.

                    (ii)  PSB 401(k) Retirement Savings Plan
     ("401(k) Plan") and Profit Sharing Plan. Employees of FBKP and FBKP Subsidiaries who become employees of PSB or a PSB Subsidiary shall become entitled to participate in the PSB 401(k) Plan and the PSB Profit Sharing Plan in accordance with their terms. In this regard, each such employee shall
     (A) receive, for purposes of participation and vesting only, credit for all service with FBKP or an FBKP Subsidiary, and
     (B) enter the PSB 401(k) Plan and the PSB Profit Sharing Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

                    (iii)  Welfare Benefit Plans.  Following the
     Merger, the welfare benefit plans of PSB and FBKP (and their respective subsidiaries) shall initially remain unchanged. PSB shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, PSB shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the
     <PAGE 42> respective cost allocation between employer and
     employee) as it deems appropriate under the circumstances.

               (b) Severance Policy. PSB agrees to cause the Bank to adopt the severance policy dated October 1, 1998 adopted by FBKP for executive officers named therein.

               (c) Deferred Compensation Plan. PSB agrees to pay all amounts due under the First Bank of Philadelphia Deferred
Compensation Plan in accordance with its terms.

          Section 4.12 Stock Exchange Listing. PSB shall use all reasonable efforts to cause the shares of PSB Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, as of or prior to the Effective Date.

          Section 4.13   Affiliate Letters.

               (a) FBKP has provided to PSB a schedule of each person that, to the best of its knowledge, is deemed to be an "Affiliate" of it, as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

               (b) FBKP shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of FBKP to execute and deliver to PSB as soon as practicable after the date of this Agreement, and in any event prior to the date of the meetings of shareholders of FBKP and PSB to be called pursuant to
Section 4.10(b)(i) hereof, a written agreement in the form of
Exhibit 2.

          Section 4.14 Covenant of PSB. Neither PSB or the Bank shall take any action that would preclude the Merger from qualifying (A) for pooling-of-interests accounting treatment under GAAP or (B) as a reorganization within the meaning of
Section 368 of the IRC.

                            ARTICLE V
                           CONDITIONS

          Section 5.01 Conditions to FBKP's Obligations under this Agreement. The obligations of FBKP hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FBKP pursuant to
Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, PSB and the Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by PSB and the Bank; and
<PAGE 43> FBKP shall have received certified copies of the
resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of PSB required by this Agreement to be performed by PSB at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

               (c)  Representations and Warranties.  The
representations and warranties of PSB set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which speaks only as of an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to PSB;

               (d) Approvals of Regulatory Authorities. PSB shall have received all required approvals of Regulatory
Authorities of the Merger, and delivered copies thereof to FBKP;
and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  Officer's Certificate.  PSB shall have
delivered to FBKP a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (g) Opinion of PSB's Counsel. FBKP shall have received an opinion of Stevens & Lee, counsel to PSB, dated the Closing Date, in form and substance reasonably satisfactory to FBKP and its counsel to the effect set forth on Exhibit 4 attached hereto;

               (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority.
  <PAGE 44>
               (i) Tax Opinion. FBKP shall have received an opinion of Stevens & Lee as to federal tax matters substantially to the effect set forth on Exhibit 5 attached hereto; and

               (j)  Approval of FBKP's Shareholders.  This
Agreement shall have been approved by the shareholders of FBKP by such vote as is required under the Banking Code, FBKP's articles of incorporation and bylaws or under Nasdaq requirements applicable to it;

               (k) Fairness Opinion. As of the date of this Agreement, the Board of Directors of FBKP shall have received a written or oral fairness opinion from its financial advisor, Berwind Financial, L.P., that the transaction contemplated by this Agreement is fair from a financial viewpoint to FBKP shareholders.

               (l)  Employment Agreements.  Carl A. Lingle and
James T. Schaeffer each shall have executed employment agreements with the Bank reasonably acceptable to them and the Bank.

          Section 5.02 Conditions to PSB's Obligations under this Agreement. The obligations of PSB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by PSB pursuant to
Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, FBKP to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by FBKP; and PSB shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of FBKP required by this Agreement to be performed by FBKP at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

               (c)  Representations and Warranties.  The
representations and warranties of FBKP set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FBKP;

               (d) Approvals of Regulatory Authorities. PSB shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on PSB upon
<PAGE 45> completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  Officer's Certificate.  FBKP shall have
delivered to PSB a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (c) and (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

               (g) Opinions of FBKP's Counsel. PSB shall have received an opinion of Pepper Hamilton L.L.P., special counsel to FBKP, dated the Closing Date, in form and substance reasonably satisfactory to PSB and its counsel to the effect set forth on
Exhibit 6 attached hereto;

               (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

               (i) Tax Opinion. PSB shall have received an opinion of Stevens & Lee as to federal tax matters substantially to the effect set forth on Exhibit 5 attached hereto;

               (j) Pooling Letter. PSB shall have received a letter from Stockton Bates & Company to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under GAAP.

               (k) Fairness Opinion. As of the date of this Agreement, the Board of Directors of PSB shall have received a written or oral fairness opinion from its financial advisor, Hopper Soliday, that the transaction contemplated by this Agreement is fair from a financial viewpoint to PSB shareholders.

               (l)  Approval of PSB's Shareholders.  This
Agreement shall have been approved by the shareholders of PSB by such vote as is required under PSB's articles of incorporation and bylaws or under Nasdaq requirements applicable to it;
<PAGE 46>

               (m)  Approval of Amendment to PSB Articles of
Incorporation. PSB shareholders shall have approved the amendment to the PSB Articles of Incorporation attached hereto as
Exhibit 7.

               (n) Other. FBKP shall have furnished PSB with such certificates of its officers or others and such documents to evidence fulfillment of the conditions set forth in this
Section 5.02 as PSB may reasonably request.

                           ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

          Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

               (a) By the mutual written consent of the parties hereto;

               (b)  By PSB or FBKP:

                    (i)  if the Closing Date shall not have
     occurred on or before December 31 1999, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                    (ii)  if either party has received a final
     unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or in the case of a termination by PSB, will not be granted absent the imposition of terms and conditions which would permit satisfaction of the condition set forth at Section 5.02(d) hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

               (c)  By FBKP if the PSB Market Value is less than
$6.50 and PSB shall not make the election specified in the proviso clause to Section 1.02(e)(ii)(A)(ii) hereof;

               (d) at any time on or prior to the Effective Date, by FBKP in writing if PSB has, or by PSB in writing if FBKP has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by PSB
<PAGE 47> would have a Material Adverse Effect on PSB and in the case of a breach by FBKP would have a Material Adverse Effect on FBKP, in any case if such breach has not been substantially cured by the earlier of (i) 30 days after the date on which written notice of such breach is given to the party committing such breach or (ii) or if on such date such breach no longer causes a Material Adverse Effect; or

               (e) by either the Board of Directors of PSB or the Board of Directors of FBKP if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

               (f)  By PSB on or before April 30, 1999 if either
Mr. Lingle or Mr. Schaeffer shall fail to confirm in writing
(which confirmation shall be deemed satisfaction of the condition to closing set forth in Section 5.01(l)) that the form of employment agreement tendered to them is acceptable.

          Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of PSB or FBKP to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty, in this Agreement and any obligation or liability arising under the PSB Option. Nothing contained in this Section 6.02 shall be deemed to prohibit PSB or FBKP from maintaining an action against a third party for tortious interference or otherwise.

                           ARTICLE VII
                          MISCELLANEOUS

          Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(f) and (g) and 4.05 hereof, which will survive the Merger, shall terminate on the Closing Date.
  <PAGE 48>
          Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of FBKP or PSB have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of FBKP Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of FBKP or PSB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(f) and (g) and 4.05.

          Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:
  <PAGE 49>
               (a)  If to PSB, to:
                    PSB Bancorp, Inc.
                    1835 Market Street
                    Eleven Penn Center
                    Suite 2601
                    Philadelphia, Pennsylvania  19103

                    Attention:  Anthony DiSandro, President and
                                 Chief Executive Officer

                    Telecopy No.:  (610) 979-7979

                    with a copy to:

                    Stevens & Lee
                    One Glenhardie Corporate Center
                    Suite 202
                    1275 Drummers Lane
                    P.O. Box 236
                    Wayne, Pennsylvania 19087-0236

                    Attention:  Jeffrey P. Waldron, Esquire

                    Telecopy No.:  (610) 687-1384

               (b)  If to FBKP, to:

                    First Bank of Philadelphia
                    1424 Walnut Street
                    Philadelphia, Pennsylvania 19102

                    Attention:  Carl A. Lingle,
                                President and Chief
                                Executive Officer

                    Telecopy No.:  (215) 790-5209
  <PAGE 50>
                    with copies to:

                    Hal Jonathan Shaffer, Esquire
                    Shaffer, Bonfigleo, Scerni & D'Elia, L.L.C.
                    Pleasant Valley Building
                    921 Pleasant Valley Avenue, 2nd Floor
                    Mt. Laurel, New Jersey  08054

                    Telecopy No.:  (609) 866-1188

                              and

                    Pepper Hamilton, L.L.P.
                    3000 Two Logan Square
                    Eighteenth and Arch Streets
                    Philadelphia, Pennsylvania 19103

                    Attention:  L. Garrett Dutton, Jr., Esquire

                    Telecopy No.:  (215) 981-4750

          Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic
<PAGE 51> internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              PSB BANCORP, INC.

                              By
                                   Anthony DiSandro,
                                        President and Chief
                                        Executive Officer


                              PENNSYLVANIA SAVINGS BANK

                              By
                                        Anthony DiSandro,
                                        President and Chief
                                        Executive Officer


                              FIRST BANK OF PHILADELPHIA

                              By
                                        Carl A. Lingle,
                                        President and Chief
                                        Executive Officer
                                        <PAGE 52>

                                                  Exhibit 1

               ARTICLES AND PLAN OF REORGANIZATION


          THESE ARTICLES AND Plan of Reorganization ("Plan of Reorganization") dated ____________, 1999, is by and between PENNSYLVANIA SAVINGS BANK, a Pennsylvania-chartered savings bank (the "Bank"), with offices at 1835 Market Street, Eleven Penn Center, Philadelphia, Pennsylvania 19103, and FIRST BANK OF PHILADELPHIA, a Pennsylvania-chartered bank ("FBKP"), with offices at 1424 Walnut Street, Philadelphia, Pennsylvania 19102.

                           BACKGROUND

          1. The Bank is a Pennsylvania bank and a wholly-owned subsidiary of PSB Bancorp, Inc., a Pennsylvania corporation ("PSB"). The authorized capital stock of the Bank consists of 3,000 shares of common stock, par value $1.00 per share ("Bank Common Stock"), of which at the date hereof 3,000 shares are issued and outstanding, and 3,000 shares of preferred stock, none of which are outstanding.

          2. FBKP is a Pennsylvania bank. The authorized capital stock of FBKP consists of 3,500,000 shares of common stock, par value $.25 per share ("FBKP Common Stock"), of which at the date hereof 1,676,875 shares are issued and outstanding, and 500,000 shares of preferred stock $2.00 par value, none of which are outstanding.

          3. The respective Boards of Directors of PSB, the Bank and FBKP deem the merger of the Bank with and into FBKP, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

          4. The respective Boards of Directors of PSB, the Bank and FBKP have adopted resolutions approving this Plan of Merger and approving an Agreement dated March __, 1999 (the "Agreement") between the Bank, PSB, and FBKP, pursuant to which this Plan of Reorganization is being executed by the Bank and FBKP.

                            AGREEMENT

          In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the Commonwealth of
<PAGE 53> Pennsylvania, the Bank and FBKP, intending to be
legally bound hereby, agree:

                            ARTICLE I
                             MERGER

          Subject to the terms and conditions of this Plan of Reorganization and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): the Bank shall merge with and into FBKP; the separate existence of the Bank shall cease; and FBKP shall be the surviving corporation (such transaction referred to herein as the "Reorganization" and FBKP, as the surviving corporation in the Reoriganization, referred to herein as the "Surviving Bank"). The name of the Surviving Bank shall be "________" and it shall have its home office at 1835 Market Street, Eleven Penn Center, Philadelphia, Pennsylvania 19103.

                           ARTICLE II
              ARTICLES OF INCORPORATION AND BYLAWS

          On and after the Effective Date, the Articles of Incorporation and Bylaws of FBKP, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed.

                           ARTICLE III
                 BOARD OF DIRECTORS AND OFFICERS

          3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of the Bank duly elected and holding office immediately prior to the Effective Date. Directors shall be elected annually and shall hold office until their successors are elected and qualified. The names and residence addresses of the directors are:

     Name                          Residence Address

P. Charles DeRita
Sylvia M. DiBona
Anthony DiSandro
James W. Eastwood
Thomas J. Finley, Jr.
Jane Scaccetti Fumo
Vincent J. Fumo
James F. Kenney  <PAGE 54>
S. Michael Palermo
Rosanne Pauciello
Alfonso Tumini

          3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of the Bank duly elected and holding office immediately prior to the Effective Date and such other officers as the Board of Directors of FBKP may elect.

                           ARTICLE IV
                      CONVERSION OF SHARES

          4.1 Stock of the Bank. Each share of FBKP Common Stock issued and outstanding immediately prior to the Effective Date shall be automatically converted into ________ shares of common stock of PSB pursuant to the provisions of Section 1.02(e) of the Agreement.

          4.2 Stock of FBKP. Each share of the Bank Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

          4.3  FBKP Stock Options.  Each option to acquire FBKP
Common Stock issued and outstanding immediately prior to the Effective Date shall be automatically converted into an option to acquire PSB common stock pursuant to the provisions of
Section 1.02(f) of the Agreement.

                            ARTICLE V
                  EFFECTIVE DATE OF THE MERGER

          The Merger shall be effective on the date on which articles of merger executed by the Bank and FBKP are filed with the Secretary of State of the Commonwealth of Pennsylvania, unless a later date is specified in such articles (the "Effective Date").

                           ARTICLE VI
                      EFFECT OF THE MERGER

          6.1 Separate Existence. On the Effective Date: the separate existence of the Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of the Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.
  <PAGE 55>

                           ARTICLE VII
                            APPROVALS

          The approval of this Plan of Reorganization has been received by (i) PSB, as sole shareholder of the Bank, (ii) a vote of ______ issued and outstanding shares of FBKP which constitutes more than 2/3 of the issued and outstanding shares of FBKP Common Stock (iii) the Board of Governors of the Federal Reserve System, and (iv) the Pennsylvania Department of Banking.

                          ARTICLE VIII
                            AMENDMENT

          Subject to applicable law, this Plan of Reorganization may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                           ARTICLE IX
                          MISCELLANEOUS

          10.1 Extensions; Waivers. Any of the terms and conditions of this Plan of Reorganization may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by a written instrument signed by a duly authorized officer of such party.

          10.2 Notices. Any notice or other communication required or permitted under this Plan of Reorganization shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

          10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Reorganization.

          10.4 Counterparts. For the convenience of the parties hereto, this Plan of Reorganization may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
  <PAGE 56>
          10.5 Governing Law. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the Bank and FBKP have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                              PENNSYLVANIA SAVINGS BANK

                              By________________________________
                                   Anthony DiSandro,
                                   President and Chief Executive
                                   Officer

                              Attest:____________________________


                              FIRST BANK OF PHILADELPHIA

                              By_________________________________
                                   Carl A. Lingle,
                                   President and Chief Executive
                                   Officer

                              Attest:____________________________

                                                  EXHIBIT 2


                         March 19, 1999




PSB Bancorp, Inc.
1835 Market Street
Eleven Penn Center
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

     PSB Bancorp, Inc. ("PSB") and First Bank of Philadelphia ("FBKP") desire to enter into an agreement dated March 19, 1999 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Pennsylvania Savings Bank, a wholly owned subsidiary of PSB, will merge with and into FBKP with FBKP surviving the merger, and (b) shareholders of FBKP will receive common stock of PSB outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     PSB has required, as a condition to its execution and delivery to FBKP of the Agreement, that the undersigned execute and deliver to PSB this Letter Agreement.

     In consideration of the foregoing, each of the undersigned hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FBKP called to vote for approval of the Agreement and the Merger so that all shares of common stock of FBKP then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote or cause to be voted all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FBKP);

          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FBKP, to approve or adopt the Agreement;

          (c) Agrees to use reasonable best efforts to cause the Merger to be consummated; <PAGE 58>

          (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of PSB received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such PSB common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to PSB or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that PSB is under no obligation to register the sale, transfer or other disposition of PSB common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

          (e) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of FBKP or of common stock of PSB, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of PSB and FBKP have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

          (f) Agrees that neither FBKP nor PSB shall be bound by any attempted sale of any shares of FBKP common stock or PSB common stock, respectively, and FBKP's and PSB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of PSB common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

          (g) Acknowledges and agrees that the provisions of subparagraphs (d), (e) and (f) hereof also apply to shares of PSB common stock and FBKP common stock owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such
<PAGE 59> relative owns at least 10% of any class of equity
securities or of the equity interest;

          (h) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of PSB prior to expiration of the time period referred to in subparagraph (e) hereof; and

          (i) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                    _________________________

     It is understood and agreed that the provisions of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of FBKP Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of FBKP. It is further understood and agreed that this Letter Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FBKP common stock held by the undersigned as of the date hereof.

                    _________________________

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                    _________________________

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                    _________________________
  <PAGE 60>
     The undersigned intend to be legally bound hereby.


                              Sincerely,

                              ___________________________________
                              Hal Jonathan Shaffer

                              ___________________________________
                              Carl A. Lingle

                              ___________________________________
                              Alvin B. Heller

                              ___________________________________
                              Thomas J. Hessert, Jr.

                              ___________________________________
                              Ronald H. Portnoy

                              ___________________________________
                              James T. Schaeffer  <PAGE 61>

                                                       EXHIBIT 3


                     STOCK OPTION AGREEMENT

          THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated March 19, 1999, is by and between PSB BANCORP, INC., a Pennsylvania corporation ("PSB") and FIRST BANK OF PHILADELPHIA,
INC., a Pennsylvania banking corporation ("FBKP").

                           BACKGROUND

          1. PSB and FBKP desire to enter into an Agreement and Plan of Reorganization, dated March 19, 1999 (the "Agreement"), providing, among other things, for the acquisition by PSB of FBKP
(the "Merger").

          2. As a condition to PSB to enter into the Plan, FBKP is granting to PSB an option to purchase up to 210,625 shares of common stock, par value $.25 per share (the "Common Stock") of FBKP, on the terms and conditions hereinafter set forth.

                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein, PSB and FBKP, intending to be legally bound hereby, agree:

          1. Grant of Option. FBKP hereby grants to PSB, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 210,625 shares of Common Stock of FBKP (as adjusted as set forth herein, the "Option Shares") at a price per share (as adjusted as set forth herein, the "Option Price") equal to $5.75.

          2.   Exercise of Option.

               (a) Provided that (i) PSB shall not be, on the date of exercise, in material breach of the agreements or covenants contained in the Agreement or this Stock Option Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect on the date of exercise, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) PSB may exercise the Option, in whole or in part, at any time or one or more times, from time to time; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Date of the Merger, as
<PAGE 62> provided in the Agreement, (B) termination of the
Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event or a Preliminary Triggering Event, other than a termination of the Agreement pursuant to
Section 6.01(d), unless in the case of termination by FBKP pursuant to Section 6.01(d), such termination is as a result of a willful breach of the Agreement by PSB (a termination pursuant to Section 6.01(d), except a termination by FBKP as a result of a willful breach by PSB, being referred to herein as a "Default Termination"), (C) 18 months after the termination of the Agreement by PSB or FBKP pursuant to a Default Termination, and
(D) 18 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Triggering Event or a Preliminary Triggering Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable securities and banking laws. The rights set forth in Section 3 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

               (b) As used herein, the term "Triggering Event" means the occurrence of any of the following events:

                    (i)  a person or group (as such terms are
     defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than PSB or an affiliate of PSB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission); or

                    (ii) a person or group, other than PSB or an affiliate of PSB, enters into an agreement or letter of intent or memorandum of understanding with FBKP pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with FBKP, (ii) acquire all or substantially all of the assets or liabilities of FBKP or
     (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of FBKP Bank, or FBKP shall have authorized, recommended or publicly proposed, or publicly announced an
     <PAGE 63> intention to authorize, recommend or propose, such an agreement or letter of intent or memorandum of understanding.

               (c)  As used herein, the term "Preliminary
Triggering Event" means the occurrence of any of the following events:

                    (i)  a person or group (as such terms are
     defined in the Exchange Act and the rules and regulations thereunder), other than PSB or an affiliate of PSB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

                    (ii) a person or group, other than PSB or an affiliate of PSB, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of FBKP or all or substantially all the assets or liabilities of FBKP Bank, or any other business combination involving FBKP or FBKP Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of Common Stock of FBKP Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of FBKP called to vote on the Merger, FBKP's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                    (iii)  the Board of Directors of FBKP shall
     (A) fail to recommend the Merger, (B) recommend an Acquisition Transaction or (C) have withdrawn or modified in a manner adverse to PSB the recommendation of the Board of Directors of FBKP with respect to the Agreement and thereafter FBKP's shareholders fail to approve the Merger by the vote required by law at the meeting of shareholders called for such purpose or such meeting is not scheduled or is cancelled; or
  <PAGE 64>
                    (iv) a person or group, other than PSB or an affiliate of PSB, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, FBKP shall have breached any representation, warranty, covenant or obligation contained in the Agreement and such breach would entitle PSB to terminate the Agreement under Section 6.01(d) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the Agreement).

If more than one of the transactions giving rise to a Triggering Event or a Preliminary Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event or Preliminary Triggering Event, as applicable, which Triggering Event or Preliminary Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

          "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over FBKP or in soliciting or inducing any other person (other than PSB or an affiliate of PSB) to do so.

          Notwithstanding the foregoing, the obligation of FBKP to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate): (i) until the receipt of all required governmental or regulatory approvals or consents necessary for FBKP to issue the Option Shares or PSB to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

          FBKP shall notify PSB promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by FBKP shall not be a condition to the right of PSB to exercise the Option. FBKP will not take any action which would have the effect of preventing or disabling FBKP from delivering the Option Shares to PSB upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement, except to the extent required by applicable securities and banking laws and regulations. In the event PSB wishes to exercise the Option, PSB shall send a
<PAGE 65> written notice to FBKP (the date of which is
hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

          3.   Repurchase of Option by FBKP.

               (a) Subject to the last sentence of Section 2(a), at the request of PSB at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, FBKP shall repurchase from PSB (x) the Option and (y) all shares of Common Stock purchased by PSB pursuant hereto with respect to which PSB then has beneficial ownership. The date on which PSB exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of:

                    (i) the aggregate Purchase Price paid by PSB for any shares of Common Stock acquired pursuant to the Option with respect to which PSB then has beneficial ownership;

                    (ii)  the excess, if any, of (x) the
     Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

                    (iii)  the excess, if any, of the Applicable
     Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by PSB for each share of Common Stock with respect to which the Option has been exercised and with respect to which PSB then has beneficial ownership, multiplied by the number of such shares.

               (b)  If PSB exercises it rights under this
Section 3, FBKP shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to PSB in immediately available funds, and contemporaneously with such payment, PSB shall surrender to FBKP the Option and the
<PAGE 66> certificate evidencing the shares of Common Stock
purchased thereunder with respect to which PSB then has beneficial ownership, and PSB shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, PSB shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that FBKP deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of FBKP's proposed repurchase pursuant to this Section 3, FBKP shall promptly give notice of such fact to PSB. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, FBKP shall promptly give notice of such fact to PSB. If any Regulatory Authority prohibits the repurchase in part but not in whole, then PSB shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and PSB shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. PSB shall notify FBKP of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

               (c)  For purposes of this Agreement, the
"Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or
<PAGE 67> groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or
(iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of FBKP's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of FBKP as determined by a nationally-recognized investment banking firm selected by PSB, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by PSB and reasonably acceptable to FBKP, which determination shall be conclusive for all purposes of this Agreement.

               (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than PSB or an affiliate of PSB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Common Stock, (ii) FBKP shall have merged or consolidated with any person, other than PSB or an affiliate of PSB, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than PSB or an affiliate of PSB, shall have merged into FBKP and FBKP shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of FBKP or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) FBKP shall have sold or otherwise transferred more than 25% of its consolidated assets to any person, other than PSB or an affiliate of PSB.

          4. Payment and Delivery of Certificates. At any Closing hereunder, (a) PSB will make payment to FBKP of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by FBKP, (b) FBKP will deliver to PSB a stock certificate or certificates representing the number of Option Shares so
<PAGE 68> purchased, registered in the name of PSB or its
designee, in such denominations as were specified by PSB in its notice of exercise, and (c) PSB will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

               "The shares of stock evidenced by this
     certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless FBKP Bancorp, Inc. receives an opinion of counsel acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

          5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          6. Filings and Consents. Each of PSB and FBKP will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, PSB shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of PSB hereunder.

          7. Representations and Warranties of FBKP. FBKP hereby represents and warrants to PSB as follows:

               (a) Due Authorization. FBKP has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by FBKP. This Stock Option Agreement constitutes a legal, valid and binding obligation of FBKP, enforceable against FBKP in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, Reorganization, moratorium, fraudulent transfer and similar laws
<PAGE 69> of general applicability relating to or affecting
creditors' rights or by general equity principles).

               (b)  Authorized Shares.  FBKP has taken all
necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          8. Representations and Warranties of PSB. PSB hereby represents and warrants to FBKP that PSB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by PSB. This Stock Option Agreement constitutes a legal, valid and binding obligation of PSB, enforceable against PSB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, Reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          11. Assignment or Transfer. PSB may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of PSB. PSB represents that it is acquiring the Option for PSB's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. PSB is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by PSB in connection therewith.
  <PAGE 70>
          12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

          14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i)  If to PSB, to:

                    PSB Bancorp, Inc.
                    1835 Market Street
                    Eleven Penn Center - Suite 2601
                    Philadelphia, Pennsylvania  19103

                    Attention:  Anthony DiSandro, President
                                and Chief Executive Officer

                    Telecopy No.:  (215) 979-7979

                    with a copy to:

                    Stevens & Lee
                    One Glenhardie Corporate Center
                    1275 Drummers Lane
                    P.O. Box 236
                    Wayne, Pennsylvania  19087-0236

                    Attention:  Jeffrey P. Waldron, Esquire

                    Telecopy No.:  (610) 687-1384

               (ii) If to FBKP, to:

                    First Bank of Philadelphia
                    1424 Walnut Street
                    Philadelphia, Pennsylvania  19102
  <PAGE 71>
                    Attention:  Carl A. Lingle,
                                President and Chief Executive
                                Officer

                    Telecopy No.:  (215) 790-5209

                    with copies to:

                    Pepper Hamilton, L.L.P.
                    3000 Two Logan Square
                    Eighteenth and Arch Streets
                    Philadelphia, Pennsylvania  19103

                    Attention:  L. Garrett Dutton, Jr., Esquire

                    Telecopy No.:  (215) 981-4750

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          16.  Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

          18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

          19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be
<PAGE 72> deemed to be an original, but all of which shall
constitute one and the same agreement.

          20. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

          21. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                              PSB BANCORP, INC.

                              By________________________________
                                     Anthony DiSandro,
                                     President and Chief
                                     Executive Officer


                              FIRST BANK OF PHILADELPHIA

                              By_________________________________
                                     Carl A. Lingle,
                                     President and Chief Executive
                                     Officer  <PAGE 73>

                                                  EXHIBIT 4

                FORM OF OPINION OF COUNSEL TO PSB


          FBKP shall have received from counsel to PSB, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

          (a) PSB and the Bank have full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of PSB and the Bank, and constitutes valid and legally binding obligations of PSB and the Bank, respectively, except as may be limited by (i) bankruptcy, insolvency, Reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by PSB and the Bank with any of the provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of PSB or of the Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which PSB or the Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of PSB or the Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to PSB or the Bank.

          (b) The Bank is a validly existing savings bank organized under the laws of the Commonwealth of Pennsylvania.
The deposits of the Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.
  <PAGE 74>
          (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which PSB or the Bank is a party which would, if determined adversely to PSB or the Bank, have a material adverse effect on the financial condition or results of operation of PSB and the Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.

          (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge is required for the consummation by PSB or the Bank of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a Material Adverse Effect upon PSB upon consummation of the Merger.

          (e) Upon the filing and effectiveness of the Articles of Merger with the PDS in accordance with the Agreement, the merger of FBKP and of the Bank contemplated by the Agreement, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

          (f) The shares of PSB Common Stock to be issued in connection with the merger have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

          (g) In addition to the foregoing opinions, counsel shall state that the sole basis of such counsel's participation in conferences with officers and employees of PSB in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements, financial schedules and other financial or statistical data and stock valuation information contained or incorporated by reference therein and except for any information supplied by FBKP for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to PSB or omitted to state any material fact with respect to PSB necessary to make any statement therein with respect to PSB, in light of the circumstances under which it was made, not misleading. Counsel
<PAGE 75> may state in connection with the foregoing, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to PSB or the transactions contemplated in the Agreement and that it is relying as to materiality as to factual matters on certificates of officers and representatives of the parties to the Agreement and other factual representations by FBKP.

          such counsel's opinion shall be limited to matters governed by federal banking and securities laws and by the Banking Code and BCL.

                                                       EXHIBIT 5

                    PENNSYLVANIA SAVINGS BANK
                   FIRST BANK OF PHILADELPHIA

                          TAX OPINIONS


          1. The Merger (a) will constitute a "Reorganization" within the meaning of IRC Section 368(a)(1)(A), and (b) will not be disqualified by reason of the fact that stock of PSB is issued in the transaction, as permitted by IRC Section 368(a)(2)(E).

          2. PSB, Bank and FBKP will each be "a party to a Reorganization" within the meaning of IRC Section 368(b).

          3. No gain or loss will be recognized by PSB on the constructive receipt of FBKP Common Stock in exchange for Bank
Common Stock surrendered in the Merger.

          4. The basis of the FBKP Common Stock to be received by PSB in the Merger will be determined pursuant to Treasury regulation Section 1.358-6(c)(2).

          5. No gain or loss will be recognized by the Bank or FBKP by reason of the Merger and upon (a) the transfer of the assets of the Bank to FBKP, and (b) the assumption by FBKP of the liabilities of the Bank.

          6. The basis of the assets of the Bank in the hands of FBKP will be the same as the basis of such assets in the hands of the Bank immediately prior to the Merger.

          7. The holding period of the assets of the Bank in the hands of FBKP will include the period during which such assets were held by the Bank.

          8. No gain or loss will be recognized by the shareholders of FBKP on the receipt of PSB Common Stock
(including fractional share interests) solely in exchange for their shares of FBKP Common Stock.

          9. The basis of the PSB Common Stock (including fractional share interests) to be received by the FBKP shareholders in the Merger will be the same as the basis of the FBKP Common Stock surrendered in exchange therefor.

          10 The holding period of the PSB Common Stock (including fractional share interests) to be received by the FBKP
<PAGE 77> shareholders in the Merger will include the period during which the FBKP shareholders held their FBKP Common Stock, provided the shares of FBKP Common Stock are held as a capital asset on the [Effective Date] of the Merger.

          11. The payment of cash in lieu of fractional share interests of PSB Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by PSB. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC
Section 302(a).

          12. As provided in IRC Section 381(a)(2) and related Treasury regulations, FBKP will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of the Bank as of the Effective Date of the Merger. Any deficit in the earnings and profits of the Bank or FBKP will be used only to offset the earnings and profits accumulated after the Merger.

          13.  Pursuant to IRC Section 381(a) and related
Treasury regulations, FBKP will succeed to and take into account the items of the Bank described in IRC Section 381(c). Such items will be taken into account by FBKP subject to the conditions and limitations of IRC Sections 269, 381, 382, 383,
384 and 1502 and the Treasury regulations thereunder.

          Certain portions of the opinions relating to the federal income tax treatment of FBKP shareholders may not be applicable to persons who received their FBKP common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

                                                  EXHIBIT 6


               FORM OF OPINION OF COUNSEL TO FBKP


          PSB shall have received from counsel to FBKP, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

          (a) FBKP has full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of FBKP and the Agreement constitutes a valid and legally binding obligation, in accordance with its terms, of FBKP, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by FBKP with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of FBKP, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which FBKP is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of FBKP, except such material lien, instrument or obligation that has been disclosed to PSB pursuant to the Agreement, or
(iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to FBKP.

          (b) FBKP is a validly existing bank organized under the laws of the Commonwealth of Pennsylvania. The deposits of FBKP are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.
  <PAGE 79>
          (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which FBKP is a party which would, if determined adversely to FBKP, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of FBKP taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement, respectively.

          (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge of any third party, is required for the consummation by FBKP of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a Material Adverse Effect upon PSB upon consummation of the Merger.

          In addition to the foregoing opinions, counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of FBKP in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements, financial schedules and other financial or statistical data and stock valuation information contained or incorporated by reference therein and except for any information supplied by PSB for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of FBKP to approve the Merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in connection with the foregoing that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to FBKP or the transactions contemplated in the Agreement and that it is relying as to materiality as to factual matters on certificates of officers and representatives of the parties to the Agreement and other factual representations by FBKP.

          Such counsel's opinion shall be limited to matters governed by federal banking and securities laws and by the Banking Code and the BCL. <PAGE 80>

                                                  EXHIBIT 7

* Article TENTH of PSB Bancorp's Articles of Incorporation shall be amended as follows:


          TENTH: The affirmative vote of both directors and shareholders of the Corporation as set forth in this ARTICLE NINTH shall be required to approve any of the following (each a "Transaction"):

               (a)  any merger or consolidation of the
          Corporation with or into any other corporation or any division involving the Corporation;

          (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

          (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity;

          (d) a liquidation or dissolution involving the Corporation; or

          (e) any transaction similar to, or having similar effect as, any of the foregoing transactions.

          In the event of any proposed Transaction, then the following voting requirements shall apply during the following applicable time periods: (A) on or before January 1, 2006, the affirmative vote of both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) 80% of the total votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class shall be required to approve any Transaction; and
     (B) after January 1, 2006, the affirmative vote of both
     (i) 66-2/3% of the total number of directors then in office (rounding up to the nearest whole number) and
     (ii) at least a majority of the total votes which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes
     <PAGE 81> entitled to be cast by the outstanding shares
     of such class shall be required to approve any Transaction.

          The provisions of this ARTICLE TENTH shall not apply to (A) any Transaction occurring prior to January 1, 2006 in which members of the Corporation's Board of Directors immediately prior to the Transaction continue to constitute at least a majority of the Board of Directors of the resulting or surviving corporation upon completion thereof provided the transaction is approved by both (i) 80% of the total number of directors then in office (rounding up to the nearest whole number) and (ii) at least a majority of the total vote which all shareholders are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of such class or (B) any Transaction approved in advance by the unanimous vote of all directors of the Corporation then in office.

          An affirmative vote as provided in the foregoing provisions shall be in addition to any vote of the shareholders otherwise required by law.

          The Board of Directors of the Corporation shall have the power and duty to determine, for purposes of this ARTICLE TENTH, if any transaction is similar to, or has a similar effect as, any of the Transactions identified above in this ARTICLE TENTH. Any such determination shall be conclusive and binding for all purposes of this ARTICLE TENTH.

A new Section 2.16 shall be added to PSB Bancorp's Bylaws as follows:

          Section 2.16.  Special Director Voting
     Requirements. Notwithstanding anything contained herein to the contrary, until January 1, 2006, approval of any of the following actions shall require a vote of 80% of the total number of directors of the Corporation then in office (rounding up to the nearest whole number):

                    (i)  adopting a motion or resolution to
          study sale of the Corporation as a strategic alternative, or engaging a financial advisor with respect thereto; <PAGE 82>

                    (ii)  adopting a motion or resolution
          approving a fundamental transaction (a
          "Fundamental Transaction") involving the
          Corporation within the meaning of Chapter 19 of Title 15 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provisions (whether by merger, consolidation, share exchange or otherwise), or calling a special meeting of shareholders of the Corporation to consider any such proposal or placing any such proposal on the agenda for an annual meeting of shareholders of the Corporation;

                    (iii)  recommending that shareholders of
          the Corporation (A) accept a transaction or tender their shares of the Corporation's voting securities in connection with a tender or exchange offer for the Corporation's voting securities or
          (B) cast votes with respect to their voting securities in a proxy solicitation conducted by a party other than the Corporation's Board of Directors contrary to the recommendation of the Board of Directors;

                    (iv)  soliciting indications of interest
          or responding to proposals relating to a Fundamental Transaction in which the Corporation, upon completion of such Fundamental Transaction, would not be the surviving or controlling entity; or

                    (v)  amending or repealing this
          Section 209 of these Bylaws.<PAGE 83>